Exhibit 10.1

SM&A

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of July 19, 2007, by and between SM&A, a Delaware corporation (the “Company”), and Cathy L. McCarthy (“Employee”), with reference to the following:

A.            The Company desires to employ Employee on the terms and conditions set forth herein;

B.            Employee desires to perform services for the Company as an employee of the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration for the promises and obligations set forth below, the Company and Employee agree as follows:

1.             Employment and Term.

1.1.                              The Company agrees to employ, and Employee agrees to be employed by the Company, on the terms and conditions described below (the “Employment”).

1.2.                              This Agreement shall be effective as of July 19, 2007 (the “Effective Date”) and shall terminate on July 18, 2009 unless sooner terminated pursuant to the terms set forth below.

2.             Duties.

2.1.          Employee agrees that during the Employment, Employee shall devote her full-time efforts to her duties as an employee of the Company, now or in the future assigned to Employee by the Company.  From and after the Effective Date of this Agreement, Employee shall serve as President and Chief Executive Officer of the Company.

3.             Compensation.

3.1.          As consideration for the performance of Employee’s duties hereunder and for adherence to the covenants in this Agreement, Employee shall be entitled to the compensation set forth on Exhibit A attached hereto and incorporated herein by this reference (the “Compensation”).

3.2.          Employee understands and acknowledges that, except as otherwise set forth in this Agreement, the Compensation will constitute the full and exclusive consideration to be received by Employee for all services performed by Employee in connection with the Company’s employment of Employee, and for the performance of all Employee’s promises and obligations under this Agreement.

3.3.          Aside from the Compensation, the Company may adopt, or continue in force, benefit plans for the benefit of its employees or certain of its employees which may include, but not be limited to, group life insurance, medical insurance, etc.  The Company may terminate any or all such plans at any time and may choose not to adopt any additional or replacement plans.  Employee’s rights under any benefit plans now in force or later adopted by the Company shall be governed solely by the terms of such plans; provided, however, that in no event shall Employee’s rights under any such benefit plans be less than those of any other executive officer of the Company.

4.             Duty to Devote Full Time and Avoid Conflict of Interest.  Employee agrees that during the Employment she shall devote her full-time efforts to her duties as an employee of the Company. Employee further agrees that during the Employment she shall not, directly or indirectly, engage or participate in any activities which are in conflict with the best interests of the Company.  Notwithstanding the foregoing, nothing herein shall preclude Employee from:  (i) serving, with the prior written consent of the Company, which consent shall not be unreasonably withheld, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations; (ii) engaging in charitable activities and community affairs; and (iii) managing her personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of her duties and responsibilities hereunder.

5.             Compliance with Rules and Regulations.  Employee agrees to comply with the Company’s rules, regulations and practices as they may from time to time be adopted or modified, so long as they are uniformly applied to all employees.

6.             Non-recruitment and Non-solicitation by Employee.

6.1.          Employee agrees that, during the Employment, Employee will not engage in any activity competitive with or adverse to the Company’s business or welfare, whether alone, as a partner, or as an officer, director, employee or shareholder of any other corporation and shall not otherwise undertake planning for or the organization of any business activity competitive with the Company’s business or combine or conspire with other employees or representatives of the Company for the purpose of organizing any such competitive business activity. This prohibition shall not include ownership of less than five percent (5%) of the outstanding stock by Employee in a publicly traded corporation.

6.2.          During the Employment and for a period of two (2) years following the termination of the Employment, Employee shall not, directly or indirectly, induce, solicit or influence or attempt to induce, solicit or influence any person who is engaged or employed by the Company (whether part-time or full-time and whether as an officer, employee, consultant, agent or advisor), to terminate his/her employment or other engagement with the Company.  Employee further agrees that, during the term of this Agreement and for two (2) years after termination of the Employment, Employee will not in any manner seek to recruit for employment any individual who is employed or engaged by the Company, as an officer, employee, consultant, agent or advisor for any person or entity other than the Company.

6.3           Employee agrees that during the Employment and for one (1) year after termination of the Employment, Employee shall not, directly or indirectly, personally, or on behalf of or in conjunction with any person or entity, use or rely upon in any manner confidential material or information constituting trade secrets (as defined in Section 7.1 below) to divert or take away any client or customer of the Company.

7.                                       Trade Secrets of the Company/Works and Property.

7.1           Employee acknowledges and understands that during the Employment, Employee will have access to and will utilize and review information which constitutes valuable, important and confidential trade secrets, as that term is interpreted under the Uniform Trade Secrets Act (California Civil Code Section 3426 et seq.) and/or confidential and proprietary material and information of or relating to the business of the Company necessary for the successful conduct of the Company’s business. This information includes, but is not limited to:  (a) listings of and data regarding the clients (past and current) of the Company (collectively, the “Clients”); (b) information regarding potential customers and clients; (c) data relating to the identity of the Clients of the Company; (d) information regarding bidding, billing and pricing practices; (e) information regarding the nature and type of services rendered to the Clients; (f) other methodologies, computer programs, databases, processes, compilations of information, results of proposals, job notes, reports and records, and (g) information regarding the nature and type of software products sold to or under development with any Client (all of which information is sometimes referred to in this Agreement as the “Secrets”). The foregoing  notwithstanding, the Secrets shall not include information or data which is (i) in the public domain, (ii) generally known in the information technology staffing services industry, or (iii) rightfully disclosed to Employee outside of the scope of her employment with the Company by a third party not under a duty of confidentiality to the Company. Employee understands further that the Secrets have been and will be accumulated by Employee and other personnel of the Company at considerable expense to the Company (including, but not limited to, compensation paid to the Company personnel dealing with the Secrets and the Clients), and that the Company has and will continue to expend its resources in order to maintain actively and vigorously the confidentiality of the Secrets, as such information is extremely valuable to the Company, and well worth the expense of enforcement and preservation of such confidentiality. Accordingly, Employee agrees as follows:

(a)           All of the Secrets shall be safeguarded and treated as confidential by Employee.

(b)           Any and all data, notes, letters, computer programs, email records, reports, telephone records and all other written documentation relating to the business of the Company (including but not limited to the Secrets) that may be collected, compiled, written, reviewed or conceived by Employee, whether set forth in tangible media or intangible, from or by reason of services performed by Employee for the Company, shall become the sole and absolute property of the Company, and Employee shall not assert or establish a claim for any statutory or common law right or any other possessory or proprietary right with respect to any of the above.

(c)           Employee shall hold the Secrets in strictest confidence and shall not (i) disclose any Secrets to any person, corporation, firm, or other entity, either during the Employment or afterward, or (ii) use any Secrets in Employee’s subsequent business or employment, without the prior express written authorization of the Company; provided, however, that Employee may disclose Secrets to the extent required to do so by a subpoena lawfully issued in a judicial proceeding or arbitration.

(d)           Employee shall not otherwise commit any act which shall compromise the confidentiality of any Secrets, including but not limited to making a copy of such property (whether electronic, paper or otherwise) without the prior express written authorization of the Company.

7.2           During the Employment, Employee shall disclose in writing, fully, and on a timely basis to the Company, any and all “Works and Property” (as such term is herein defined) realized in connection with the performance of her duties under this Agreement.  Employee acknowledges and agrees that, during the Employment any and all Works and Property shall constitute the sole and exclusive property of the Company and Employee shall not have any rights thereto and/or any interest therein.  During the Employment, Employee shall assign, transfer and convey to the Company, without further consideration, any and all Works and Property in accordance with this Agreement.  For purposes of this Agreement, the term “Works and Property” shall mean any and all works and property including, but not limited to, all intellectual properties, ideas, inventions, concepts, products, improvements, innovations, discoveries, developments, methods, formulas, techniques, software, know-how and writings which are made, conceived, reduced to practice, developed, written, contributed to or prepared by Employee whether or not patentable or copyrightable and whether made solely by Employee or jointly with others.  All Works and Properties shall unconditionally be, become, and remain the sole and exclusive property of the Company or any of its affiliates, successors, or assignees, as the case may be.  Employee will promptly execute, acknowledge and deliver all applications, oaths, declarations and further documents, and will provide such additional assistance as the Company or its counsel may deem necessary or desirable to evidence the Company’s title to such Works and Property.  Employee has been advised by the Company that this section regarding assignments does not apply to Works and Property that qualifies as a non-assignable invention under Section 2870 of the California Labor Code.  Employee acknowledges having received from the Company a copy of said code Section, attached hereto as Exhibit B.

8.             Confidential Information of Clients.  All ideas, concepts, information and written material disclosed to Employee by the Company, or acquired from any of the Clients, and all financial, accounting, statistical, personnel, and business data and plans of the Clients, are and shall remain the sole and exclusive property and proprietary information of the Company, or said Client, and are disclosed in confidence by the Company or permitted to be acquired from the Clients in reliance on Employee’s agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of the Company’s business.

9.             Return of Information.  At the time of the termination of the Employment or upon request at any time, Employee agrees to deliver promptly to the Company all notes, books, electronic data (regardless of storage media), correspondence and other written or graphical records (including all copies thereof) in Employee’s possession, custody or control belonging to the Company or relating to any business, work, the Clients or any other aspect of the Company, whether or not they contain any Secrets, including but not limited to each original and all copies of all or any part thereof.

10.           Cooperation.  Employee agrees to cooperate in good faith with the Company in connection with any defense, prosecution, or investigation by the Company regarding any actual or potential litigation, administrative proceeding, or other such procedures, in which the Company may be involved as a party or non-party from time to time, including following the termination of employment.

11.           Remedies; Injunctive Relief.  In the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Employee agrees that the Company, in addition to and not in limitation of any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a preliminary and a permanent injunction in order to prevent irreparable harm, without necessity of posting bond or other security.

12.           Termination of Employment.

12.1         The Employment may be terminated by the Company with “Cause” (as defined below) at any time upon written notice. Except as otherwise agreed in writing or as otherwise provided by this Agreement as due and payable (or as required by law), upon termination of the Employment by the Company with Cause, the Company shall have no further obligation to Employee under this Agreement by way of compensation or otherwise, but Employee’s obligations under Sections 6 through 10, inclusive, shall continue after said termination of Employment.

12.2         Absent a Change of Control (as defined below), the Employment may be terminated at any time (i) by the Company without Cause (as defined below) by giving Employee thirty (30) days’ advance written notice of such termination or (ii) by Employee for Good Reason (as defined below) by giving the Company thirty (30) days’ advance written notice of such termination.  In the event that the Company terminates the Employment without Cause or Employee terminates the Employment for Good Reason, the Company shall (i) pay to Employee, in accordance with the Company’s customary payroll practices, the base salary component of the Compensation, and (ii) provide the same health and life insurance benefits, in each case until the earliest to occur of (A) the last day of the term of this Agreement specified in Section 1.2 above, (B) the expiration of six (6) calendar months after the effective date of such termination of the Employment,

(C) the date upon which Employee becomes employed on a full-time basis (including but not limited to self-employment, but only if Employee holds herself out to the public as being a self-employed consultant or other businessperson), or (D) the date upon which Employee violates any of Sections 6 through 10, inclusive.  In addition, the Company shall pay Employee the pro-rated portion of any incentive compensation (as described in Exhibit A attached hereto) to which Employee was entitled for the fiscal year or quarter, as applicable, in which the Employment was terminated.  If the Company’s medical and/or life insurance plans do not allow Employee’s continued participation in such plan or plans during the period described above, then the Company shall pay to Employee, in monthly installments, from the date on which Employee’s participation in such medical and/or life insurance, as applicable, is prohibited for the remainder of the time period described in the second sentence of this Section 12.2, the monthly premium or premiums which had been payable by the Company with respect to Employee for such discontinued medical and/or life insurance, as applicable; provided, however, any payments made to Employee for Exec-U-Care premiums or reimbursements shall not exceed $10,000.

12.3         If, within twelve (12) months following a Change of Control (as defined below), the Employment is terminated (i) by the Company (or any successor company) without Cause, or (ii) by the Employee for Good Reason, the Company shall (i) pay to Employee in a lump sum an amount equal to the base salary component of the Compensation for the period from the date of such termination of Employment through the earlier to occur of (A) the last day of the term of this Agreement specified in Section 1.2 above or (B) six  (6) calendar months after the effective date of such termination of Employment, and (ii) provide the same health and life insurance benefits until the earlier to occur of (A) the last day of the term of this Agreement specified in Section 1.2 above or (B) the expiration of eighteen (18) calendar months after the Change of Control or six (6) calendar months after the effective date of such termination of the Employment, whichever is later. If the Company’s (or its successor’s) medical and/or life insurance plans do not allow Employee’s continued participation in such plan or plans during the period described above, then the Company shall pay to Employee, in monthly installments, from the date on which Employee’s participation in such medical and/or life insurance, as applicable, is prohibited for the remainder of the time period described in the first sentence of this Section 12.3, the monthly premium or premiums which had been payable by the Company with respect to Employee for such discontinued medical and/or life insurance, as applicable; provided, however, any payments made to Employee for Exec-U-Care premiums or reimbursements shall not exceed $10,000.

12.4         Employee may terminate the Employment without Good Reason at any time by giving the Company thirty (30) days’ advance written notice of such termination. Upon Employee’s termination of the Employment without Good Reason, the Company shall have no further obligation to Employee under this Agreement by way of compensation or otherwise (except for the obligations to (i) pay the base salary component of the Compensation to which Employee may be entitled at the time of such termination and (ii) provide the benefits required to be made available under applicable law), but Employee’s obligations under Sections 6 through 10, inclusive, shall continue after said termination of the Employment.

12.5         The Employment will terminate immediately upon Employee’s death. In such event, the Company shall (i) pay to Employee’s estate, in accordance with the Company’s customary payroll practices, the base salary and any dependents’ health benefits, if applicable, components of the Compensation until the earlier to occur of (A) the last day of the term of this Agreement specified in Section 1.2 above or (B) the expiration of six (6) calendar months after the effective date of such termination.  Except for the payments expressly provided in this Section 12.5, the Company shall have no further obligation to Employee’s estate under this Agreement by way of compensation or otherwise.

12.6         The Company may terminate the Employment at any time if Employee becomes Disabled (as defined below) by giving Employee thirty (30) days’ advance written notice of such termination. In the event that the Company terminates the Employment because Employee has become Disabled, the Company shall (i) pay to Employee, in accordance with the Company’s customary payroll practices, the base salary component of the Compensation and (ii) provide the same health and life insurance benefits, in each case until the earliest to occur of (A) the last day of the term of this Agreement specified in Section 1.2 above, (B) the expiration of six (6) calendar months after the effective date of such termination of the Employment, (C) the date upon which Employee becomes employed on a full-time basis (including but not limited to self-employment, but only if Employee holds herself out to the public as being a self-employed consultant or other businesswoman), or (D) the date upon which Employee violates any of Sections 6 through 10, inclusive.  If the Company’s medical and/or life insurance plans do not allow Employee’s continued participation in such plan or plans during the period described above, then the Company shall pay to Employee, in monthly installments, from the date on which Employee’s participation in such medical and/or life insurance, as applicable, is prohibited for the remainder of the time period described in the second sentence of this Section 12.6, the monthly premium or premiums which had been payable by the Company with respect to Employee for such discontinued medical and/or life insurance, as applicable; provided, however, any payments made to Employee for Exec-U-Care premiums or reimbursements shall not exceed $10,000.

12.7         As used in this Agreement, the following terms shall have the meanings indicated:

(a)           “Cause” shall mean an action or actions by Employee during the Employment (including but not limited to inactions) including:

(i)            refusal or failure to carry out any reasonable direction from the Company or its Board of Directors;

(ii)           a material breach of the terms of this Agreement;

(iii)          demonstrated gross negligence or misconduct in the execution of her assigned duties;

(iv)          habitual non-performance or incompetent performance of her duties under this Agreement;

(v)           conviction of a felony or other serious crime involving moral turpitude;

(vi)          engaging in fraud, embezzlement or other illegal conduct;

(vii)         a violation of any part of Sections 4 through 10, inclusive;

(viii)        imparting Secrets as defined in Section 7 of this Agreement to a third party, other than in the course of carrying out Employee’s duties;

(ix)                                failure or refusal to materially perform her duties and responsibilities; or

(x)                                   material violation of any written policy or procedure of the Company, including ethics guidelines adopted from time to time by the Board of Directors.

(b)           “Disabled” shall mean Employee’s inability to perform the essential functions of her job under this Agreement, either with or without reasonable accommodations, due to sickness, physical or mental impairment or injury for a period of six (6) consecutive months or for nine (9) months in any consecutive twelve (12) month period. In the event Employee disputes the Company’s determination that she is Disabled, Employee shall give written notice of such dispute to the Company during the thirty (30) day notice period prior to the proposed effective date of such termination, and Employee and the Company shall thereupon each select, within thirty (30) days of such notice from Employee, a physician to evaluate whether Employee is Disabled.  Such physicians shall complete their evaluation and report to the Board of Directors within thirty (30) days.  If such physicians do not agree as to whether Employee is Disabled, they shall promptly select a third physician to further evaluate Employee, whose conclusion on such matter shall be rendered within ten (10) days of his/her selection and shall be final and binding on Employee and the Company.

(c)           “Good Reason” shall mean any of the following:

(i)            the assignment to Employee of duties inconsistent with Employee’s current position, duties, or responsibilities which is sufficient to constitute a material diminution of status with the Company;

(ii)           a reduction by the Company in the base salary component of the Compensation in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement; and

(iii)                               any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company, if such successor or assign asserts the position that it is not bound by the provisions hereof.

(d)           “Change of Control” shall mean any of the following:

(i)            any merger or consolidation in which the shares of the Company outstanding immediately prior to such merger or consolidation (or the securities into which they are converted by virtue of such merger or consolidation) do not represent at least fifty percent (50%) of the voting power of the surviving corporation or its parent;

(ii)                                  any sale, lease or other transfer of all or substantially all of the assets of the Company; or

(iii)                               any transaction in which the Company ceases to be a publicly traded company.

12.8         The rights and remedies provided in this Section 12 shall constitute the exclusive rights and remedies available to Employee relating to or arising from the termination of the Employment, including claims for breach of contract.

12.9         No policies or procedures of the Company or benefits provided by the Company, whether oral or written, express or implied, formal or informal, are intended, nor shall they be construed to limit the right or ability of the Company or Employee to terminate the Employment as set forth above.  Except as otherwise agreed in writing or as otherwise provided by this Agreement, upon termination of the Employment, neither the Company nor Employee shall have any further obligation to each other by way of compensation or otherwise.

12.10       The Company will undertake commercially reasonable efforts to require any successor or assign to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), to absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession or assignment had taken place.  In any such event, the term “the Company” as used in this Agreement shall mean any such successor or assign which executes and delivers the assignment agreement provided for in the immediately preceding sentence or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

12.11       Employee shall make a reasonable good faith effort to find new employment during any period during which payments are paid to Employee following Employee’s termination of employment with the Company.

12.12       Subject to Employee’s consent, if any payment otherwise due hereunder would be, when otherwise due, subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended, then such payment shall be deferred to the extent required to avoid such additional taxes and interest.

13.           Miscellaneous Provisions.

13.1         In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, then all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to the time period of any restriction imposed by this Agreement shall be declared by a court of competent jurisdiction to exceed the maximum time period which such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

13.2         This Agreement shall be binding upon the heirs, executors, administrators, and successors-in-interest of the parties hereto.

13.3         This Agreement shall be construed and enforced according to the laws of the State of California, excluding its choice of law rules.

13.4         This Agreement supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral, between the Company and Employee.  No provision of this Agreement may be modified except by a writing signed by both the Company and Employee.

13.5         All notices, demands, requests, consents, approvals or other communications (collectively “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as set forth below, or such other address as such party shall have specified most recently by written notice.  Notices shall be deemed given on the date of service if personally served. Notices mailed as provided herein shall be deemed given on the third business day following the date so mailed:

To the Company:	SM&A
4695 MacArthur Court, Suite 800
Newport Beach, CA 92660
Attention: Chairman, Compensation Committee
Board of Directors

with a copy to:	Bingham McCutchen LLP
Plaza Tower, 18th Floor
600 Anton Boulevard
Costa Mesa, CA 92626
Attention: James W. Loss and Thomas A. Waldman

To Employee:	Cathy L. McCarthy
1018 Bayside Cove
Newport Beach, CA 92660

with a copy to:

Attention:

14.           Arbitration.           Employee and the Company agree that all claims arising out of or relating to Employee’s employment, including its termination, shall be resolved by arbitration.  This Agreement expressly does not prohibit either party from seeking provisional relief including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration, particularly if necessary to avoid irreparable harm, including pursuant to California Code of Civil Procedure Section 1281.8.

The dispute will be arbitrated in accordance with the rules of the American Arbitration Association and its Employment Arbitration Rules and Mediation Procedures (as amended).  The Company agrees to pay the fees and expenses relating to arbitration, except those related to Employee’s legal fees and costs associated therewith.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable fees and costs to the prevailing party, under the standards for an award of fees provided by law.  The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims or within one year of the conduct that forms the basis of the claim if no statutory limitation is applicable.  Failure to demand arbitration within the prescribed time period shall result in waiver of said claims.

This pre-dispute resolution agreement will cover all matters directly or indirectly related to Employee’s recruitment, employment or termination of employment by the Company, including, but not limited to, claims involving laws against any form of discrimination whether brought under federal and/or state law, and/or claims involving other employees or members of the Board of Directors, but excluding workers’ compensation, unemployment insurance claims or any claims which are not subject to arbitration by law.  THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO BRING SUCH CLAIMS TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

15.           Survival.  Notwithstanding any other provision of this Agreement, the surviving obligations of Employee, including pursuant to Sections 6, 7, 8, 9. 10 and 14 of this Agreement shall survive the termination of this Agreement.

16.           Acknowledgment by Employee.  Employee has carefully read and considered the provisions of this Agreement and agrees that all of the above-stated restrictions, obligations and promises are fair and reasonable and reasonably required for the protection of the interests of the Company. Employee further acknowledges that the goodwill and value of the Company is enhanced by these provisions and that said enhancement is desired by Employee. Finally, Employee indicates her acceptance of this Agreement by signing and returning the enclosed copy of this Agreement where indicated below.

17.           Counsel.  The parties hereto have requested that counsel to the Company, Bingham McCutchen LLP, prepare this Agreement and acknowledge that in so doing that such counsel is acting on behalf of the Company. Employee acknowledges that Bingham McCutchen LLP has previously served as and continues to serve as counsel to the Company in other matters.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SM&A

By:	/s/ Steve D. Handy

Name: Steve D. Handy

Title:	Chief Financial Officer, Corporate Secretary

By:	/s/ Joseph B. Reagan

Name:	Joseph B. Reagan

Title:	Chairman, Compensation Committee

EMPLOYEE

/s/ Cathy L. McCarthy
Cathy L. McCarthy

EXHIBIT A

COMPENSATION OF CATHY L. MCCARTHY

The following summarizes the compensation to which Cathy L. McCarthy (“Employee”) shall be entitled under the terms of that certain Employment Agreement dated July 19, 2007 by and between SM&A (the “Company”) and Employee.

1.                                       BASE SALARY.    Employee’s annual base salary shall be $450,000 per year, paid in accordance with the Company’s standard payroll policies for its executive officers (the “Base Salary”). Employee shall be considered for merit increases in salary on an annual basis by the Compensation Committee of the Board of Directors.

2.                                       INCENTIVE COMPENSATION.        In addition to the Base Salary described above, Employee will be eligible to receive incentive compensation (IC) the amount of which shall be based upon the attainment by the Company or its subsidiaries of certain financial performance targets established annually by the Board of Directors.

a. Under the terms of an Incentive Compensation plan for the SM&A executive team adopted for fiscal year 2007 by the Compensation Committee of the Board of Directors, the Employee as President and Chief Executive Officer will have a target incentive of $250,000 but the amount earned will be contingent upon actual performance as identified in the plan. A prorated portion of the bonus will be paid for each quarter in 2007 that the incentive compensation targets are met. Employee shall be considered for merit increases in incentive compensation targets on an annual basis by the Compensation Committee of the Board of Directors. In subsequent years any incentive compensation earned will be paid out on an annual basis.

b. Under the terms of a Long Term Incentive Plan (LTIP) adopted by the Compensation Committee of the Board of Directors members of the executive team will be rewarded for sustained performance over a three-year period that meets or exceeds an earnings-per-share (EPS) target. The 2007 LTIP will cover the period 2007, 2008 and 2009.  The target incentive for the Employee as President and Chief Executive Officer is 100,000 shares of SM&A stock but the actual number of shares granted will be in accordance with a performance scale. In the event that the Employee’s contract is not renewed after July 18, 2009, the employee will be considered as a full three-year participant in the 2007 LTIP   and will be eligible for the full benefits of the Plan. The stock will be issued in 2010 immediately upon verification by the Company’s external auditors that the targets and details of the LTIP have been met. The Compensation Committee intends to issue LTIP grants on an annual basis with successive three-year performance periods that include financial targets and award share grants for meeting targets.

c. As an incentive to become the President and CEO of SM&A, the Employee shall be granted on the effective date of becoming President and CEO the following:

•            An option to purchase up to 200,000 shares, issued pursuant to SM&A’s 2007 Equity Incentive Plan. The exercise price of each stock option shall be equal to the fair

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market value of the Common Stock on the date of grant and the options shall each vest (i.e., become exercisable) in sixteen equal quarterly installments, commencing on the three-month anniversary of the date of grant.  Such stock options shall be in the form generally approved for grants to officers of SM&A; provided, however, that such stock options shall vest in full upon the occurrence during the term of the employment agreement to which this Exhibit A is attached of a Change of Control (as defined in such employment agreement). In the event that the Employee’s contract is not renewed after July 18, 2009, those stock options that have not previously vested under this agreement as of that date shall immediately vest in full.

d. On each January 2 on which Employee continues to be employed by SM&A, Employee shall become eligible to participate in any stock incentive plan approved by the Board of Directors and the shareholders.

3.             LEAVE CREDIT.  During the Employment, and in addition to the Company observed and posted holidays (normally 10 per year), Employee shall accrue paid leave at a rate of 25 days per annum; provided, however, that any such leave time, if not used, will be subject to the Company’s limitations on the maximum accrual of 10 weeks; and, provided further, that Employee shall use her best efforts to coordinate with the Company the dates upon which Employee shall use her aforesaid leave time so as to minimize the negative impact upon the Company occasioned by Employee’s absence.

4.             OTHER BENEFITS:  Employee shall be entitled to participate in and receive benefits under all profit-sharing plans, pension plans, group medical plans and other benefit plans of the Company which the Company at any time maintains for executive employees.

5.             BUSINESS EXPENDITURES:  Employee will be reimbursed on a monthly basis for reasonable expenses incurred in connection with promoting and conducting the business of the Company; provided, however, that (i) Employee shall present reasonable documentation establishing the amount, date, place and essential character of such expenditures, and (ii) any request for the reimbursement of monthly expenditures totaling more than $4,000 must be approved by two officers of the Company, one of whom shall be the Company’s Chief Financial Officer.   The Employee is expected to maintain communications with customers and other key personnel while on travel and at home and the Company shall provide to, or reimburse the Employee for the costs of, reasonable communication and home office equipment to include cell phone, laptop, internet connectivity, PDA, fax and printer.

6.             MEDICAL REIMBURSEMENT.  The Employee shall be entitled to receive reimbursement for documented medical expenses of the Employee and her dependents not otherwise covered by the Company’s medical plan and long term care and disability insurance coverage for the Employee.

7.             AUTOMOBILE LEASE.  In lieu of an automobile allowance, SM&A shall lease, at a cost of no more than $1300 per month, an automobile of Employee’s choice.  In addition, the reasonable cost of annual insurance, fuel, maintenance, cleaning and repair shall be borne by SM&A.

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EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

Invention on Own Time – Exemption From Agreement

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)           Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)           Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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